UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 6, 2013 (May 31, 2013)

LL&E ROYALTY TRUST
(Exact name of Registrant as specified in its charter)

Texas	1-8518	76-6007940
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
Roger D. Parsons, Trustee
354 Indusco Ct.
Troy, Michigan 48083
(Address of principal executive offices)
Registrant’s Telephone Number, including area code: (248) 585-9900 x3121

Not Applicable
(Former name, former address and former fiscal year,
if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

On May 31, 2013, James E. Barlett, the trustee (“Trustee”) of the LL&E Royalty Trust (the “Trust”) held a meeting (the “Special Meeting”) of holders of units (“Units”) to vote on the following proposals:

1.
To remove James E. Barlett as trustee of LL&E Royalty Trust, and appoint Roger D. Parsons as successor trustee, all pursuant to Section 8.01 of the Trust Agreement of LL&E Royalty Trust dated June 1, 1983, as amended (“Proposal 1”);

2.
To amend Section 8.03 of the Trust Agreement removing the requirement that a trustee appointed pursuant to Section 8.03 shall be a national banking association domiciled in the United States which has a capital surplus and undivided profits of at least One Hundred Million Dollars ($100,000,000.00) (“Proposal 2”);

3.
To amend Section 1 of Exhibit IV of the Trust Agreement relating to Trustee compensation to propose an increase in the minimum annual charge and include a fee escalator beginning on January 1, 2014 (“Proposal 3”);

4.
To amend Section 9.01(a) of the Trust Agreement to provide for the termination of the Trust, in the event net revenues of the Trust in any two successive years have decreased or are such that, in the sole opinion of the Trustee, the Trust is no longer economically viable; provided, however, that the Trustee shall not take into account decreased net revenues in any given year due to Force Majeure Events (“Proposal 4”);

5.
To amend Section 4.04 of the Trust Agreement relating to delivery of certain reports required to be provided by the Trustee pursuant to Section 4.04 to the holders of certificates, to propose that in lieu of delivery of such reports by United States mail, the Trustee may deliver any such reports to the holders of certificates through publication via filing with the Securities and Exchange Commission, Internet notification or through other electronic means (“Proposal 5”);

6.
To amend Section 9.02 of the Trust Agreement to provide that the Trustee may sell for cash, in connection with a plan to terminate the Trust, in one or more sales, all the assets held in the Trust (“Proposal 6”); and

7.
To amend Section 6.12 of the Trust Agreement to provide that the Trustee is authorized to borrow such amounts necessary to prosecute or defend any action by or against the Trust as the Trustee deems advisable and to reimburse any unitholder for any legal expenses or costs advanced by the unitholder which were expended for the benefit of the Trust (“Proposal 7” and together with Proposal 1, Proposal 2, Proposal 3, Proposal 4, Proposal 5 and Proposal 6, the “Proposals”).

At the Special Meeting, 13,275,100.815 Units of the Trust were present in person or represented by proxy.  The following table lists the final voting results for the Special Meeting:

	For	Against	Abstentions
Proposal 1	12,814,471.990	289,018.608	171,610.217
Proposal 2	12,954,124.206	189,468.608	101,545.000
Proposal 3	12,415,959.321	688,485.608	140,692.885
Proposal 4	12,960,635.206	166,622.608	117,880.000
Proposal 5	12,784,119.206	347,367.608	113,653.000
Proposal 6	12,976,053.206	160,953.608	108,131.000
Proposal 7	12,576,720.321	533,142.608	135,274.885

The Proposals were approved by the Trustee and the certificate holders holding certificates representing a majority of the Units, which is the voting standard required by the Trust.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
4.1	First Amendment to the LL&E Royalty Trust

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LL&E Royalty Trust

Date: June 6, 2013	By: